Exhibit 99.1

South Plains Financial, Inc. Reports Third Quarter 2024 Financial Results

LUBBOCK, Texas, October 23, 2024 (GLOBE NEWSWIRE) – South Plains Financial, Inc. (NASDAQ:SPFI) (“South Plains” or the “Company”), the parent company of City Bank (“City Bank” or the “Bank”), today reported its financial results for the quarter ended September 30, 2024.

Third Quarter 2024 Highlights

●	Net income for the third quarter of 2024 was $11.2 million, compared to $11.1 million for the second quarter of 2024 and $13.5 million for the third quarter of 2023.
●	Diluted earnings per share for the third quarter of 2024 was $0.66, compared to $0.66 for the second quarter of 2024 and $0.78 for the third quarter of 2023.
●	Average cost of deposits for the third quarter of 2024 was 247 basis points, compared to 243 basis points for the second quarter of 2024 and 207 basis points for the third quarter of 2023.
●	Net interest margin, calculated on a tax-equivalent basis, was 3.65% for the third quarter of 2024, compared to 3.63% for the second quarter of 2024 and 3.52% for the third quarter of 2023.
●	Nonperforming assets to total assets were 0.59% at September 30, 2024, compared to 0.57% at June 30, 2024 and 0.12% at September 30, 2023.
●	Return on average assets for the third quarter of 2024 was 1.05% annualized, compared to 1.07% annualized for the second quarter of 2024 and 1.27% annualized for the third quarter of 2023.
●	Tangible book value (non-GAAP) per share was $25.75 as of September 30, 2024, compared to $24.15 as of June 30, 2024 and $21.07 as of September 30, 2023.
●
The consolidated total risk-based capital ratio, Common Equity Tier 1 risk-based capital ratio, and Tier 1 leverage ratio at September 30, 2024 were 17.61%, 13.25%, and 11.76%, respectively. These ratios significantly exceeded the minimum regulatory levels necessary to be deemed “well-capitalized”.

Curtis Griffith, South Plains’ Chairman and Chief Executive Officer, commented, “I’m pleased with our third quarter results, which I believe demonstrate that the Bank is performing at a high level. We remain well capitalized and focused on managing our loan portfolio as the credit environment continues to normalize. Against this backdrop, we are maintaining our credit discipline and not stretching to chase loan growth. We are also building liquidity as we expect the Federal Reserve to continue reducing their market interest rate to stimulate economic growth looking to the year ahead. Importantly, we are seeing a level of optimism from our customers that we have not seen over the last seven to eight quarters and our new business production pipeline is the strongest that it has been in more than two years. Looking forward, we remain confident in the credit profile of our loan portfolio and are cautiously optimistic that we will see loan growth accelerate in the quarters ahead. Additionally, we are beginning to see deposit cost pressures ease, which we expect will be supportive of our net interest margin as well as continued deposit growth.”

Results of Operations, Quarter Ended September 30, 2024

Net Interest Income

Net interest income was $37.3 million for the third quarter of 2024, compared to $35.9 million for the second quarter of 2024 and $35.7 million for the third quarter of 2023. Net interest margin, calculated on a tax-equivalent basis, was 3.65% for the third quarter of 2024, compared to 3.63% for the second quarter of 2024 and 3.52% for the third quarter of 2023. The average yield on loans was 6.68% for the third quarter of 2024, compared to 6.60% for the second quarter of 2024 and 6.10% for the third quarter of 2023. The average cost of deposits was 247 basis points for the third quarter of 2024, which is 4 basis points higher than the second quarter of 2024 and 40 basis points higher than the third quarter of 2023.

Interest income was $61.6 million for the third quarter of 2024, compared to $59.2 million for the second quarter of 2024 and $56.5 million for the third quarter of 2023. Interest income increased $2.4 million in the third quarter of 2024 from the second quarter of 2024, which was primarily comprised of an increase of $934 thousand in loan interest income and an increase of $1.5 million in interest income on other interest-earning assets. The growth in loan interest income was due to a rise of 8 basis points in the yield on loans, partially offset by a decrease in average loans of $12.7 million. The increase in interest income on other interest-earning assets was predominately a result of increased liquidity from growth in deposits and a net decrease in loans during the third quarter. Interest income increased $5.1 million in the third quarter of 2024 compared to the third quarter of 2023. This increase was primarily due to an increase of average loans of $64.2 million and higher market interest rates during the period, resulting in growth of $5.3 million in loan interest income.

Interest expense was $24.3 million for the third quarter of 2024, compared to $23.3 million for the second quarter of 2024 and $20.8 million for the third quarter of 2023. Interest expense increased $1.0 million compared to the second quarter of 2024 and increased $3.5 million compared to the third quarter of 2023. The $1.0 million increase was primarily as a result of growth in average interest-bearing deposits of $64.4 million. The $3.5 million increase was primarily as a result of growth in average interest-bearing deposits of $111.2 million and a 43 basis point increase in the cost of interest-bearing liabilities.

Noninterest Income and Noninterest Expense

Noninterest income was $10.6 million for the third quarter of 2024, compared to $12.7 million for the second quarter of 2024 and $12.3 million for the third quarter of 2023. The decrease from the second quarter of 2024 was primarily due to a decrease of $1.5 million in mortgage banking revenues, mainly from a decrease of $1.4 million in the fair value adjustment of the mortgage servicing rights assets as interest rates that affect the value declined in the third quarter of 2024. Additionally, there was a decrease of $750 thousand in bank card services and interchange revenue mainly as a result of incentives received during the second quarter of 2024 and a decrease of $315 thousand in income from investments in Small Business Investment Companies. The decrease in noninterest income for the third quarter of 2024 as compared to the third quarter of 2023 was primarily due to a decrease of $2.7 million in mortgage banking activities revenue mainly from a decline of $2.7 million in the fair value adjustment of the mortgage servicing rights assets as interest rates that affect the value declined in the third quarter of 2024. Further, there was approximately $700 thousand in insurance proceeds received for property damage in the third quarter of 2024, which affected other noninterest income in both period comparisons.

Noninterest expense was $33.1 million for the third quarter of 2024, compared to $32.6 million for the second quarter of 2024 and $31.5 million for the third quarter of 2023. The $556 thousand increase from the second quarter of 2024 was largely the result of a rise of $226 thousand in net occupancy expenses, primarily from increased utilities, growth of $155 thousand in marketing and development expenses, and smaller increases in other noninterest expenses - including operational and fraud losses, losses on disposal of fixed assets, settlements, and charitable donations. These increases were partially offset by a decrease of $432 thousand in personnel costs as there was an additional $350 thousand in accrued expense in the second quarter related to incentive-based compensation. The increase in noninterest expense for the third quarter of 2024 as compared to the third quarter of 2023 was largely the result of an increase of $274 thousand in IT and data services related to the Company’s cloud project, an increase of $247 thousand in professional services mainly from legal expenses, and smaller increases in other noninterest expenses - including losses on disposal of fixed assets, settlements, and charitable donations.

Loan Portfolio and Composition

Loans held for investment were $3.04 billion as of September 30, 2024, compared to $3.09 billion as of June 30, 2024 and $2.99 billion as of September 30, 2023. The $56.9 million, or 1.8%, decrease during the third quarter of 2024 as compared to the second quarter of 2024 occurred primarily as a result of the expected payoff of a $16 million short-term bridge note that was originated in the second quarter of 2024, the early payoff of a $17 million residential land development loan, and an $18 million decrease in consumer auto loans. As of September 30, 2024, loans held for investment increased $43.8 million, or 1.5%, from September 30, 2023, primarily attributable to strong organic loan growth, occurring mainly in multi-family property loans, direct-energy loans, and single-family property loans, partially offset by decreases in consumer auto loans and construction, land, and development loans.

Deposits and Borrowings

Deposits totaled $3.72 billion as of September 30, 2024, compared to $3.62 billion as of June 30, 2024 and $3.62 billion as of September 30, 2023. Deposits increased by $94.8 million, or 2.6%, in the third quarter of 2024 from June 30, 2024. As of September 30, 2024, deposits increased $98.7 million, or 2.7%, from September 30, 2023. Noninterest-bearing deposits were $998.5 million as of September 30, 2024, compared to $951.6 million as of June 30, 2024 and $1.05 billion as of September 30, 2023. Noninterest-bearing deposits represented 26.9% of total deposits as of September 30, 2024. The quarterly change in total deposits was mainly due to organic growth in both noninterest-bearing and interest-bearing deposits. The year-over-year increase in total deposits was primarily the result of organic growth in interest-bearing deposits, given the overall focus in the banking industry on improving liquidity, partially offset by a decline in noninterest-bearing deposits.

Asset Quality

The Company recorded a provision for credit losses in the third quarter of 2024 of $495 thousand, compared to $1.8 million in the second quarter of 2024 and a negative provision of $700 thousand in the third quarter of 2023. The provision during the third quarter of 2024 was largely attributable to net charge-off activity, partially offset by decreased loan balances.

The ratio of allowance for credit losses to loans held for investment was 1.41% as of September 30, 2024, compared to 1.40% as of June 30, 2024 and 1.41% as of September 30, 2023.

The ratio of nonperforming assets to total assets was 0.59% as of September 30, 2024, compared to 0.57% as of June 30, 2024 and 0.12% as of September 30, 2023. The previously disclosed $20.0 million multi-family property credit, which was placed on nonaccrual status in the second quarter of 2024 after the maturity date was accelerated, was subsequently modified during the third quarter. The modification included more stringent credit metrics. Although the loan remains in nonaccrual status, the loan continues to pay as agreed and is showing improving credit trends. Annualized net charge-offs were 0.11% for the third quarter of 2024, compared to 0.10% for the second quarter of 2024 and 0.05% for the third quarter of 2023.

Capital

Book value per share increased to $27.04 at September 30, 2024, compared to $25.45 at June 30, 2024. The change was primarily driven by $8.9 million of net income after dividends paid and an increase in accumulated other comprehensive income (“AOCI”) of $16.6 million. The increase in AOCI was attributed to the after-tax increase in fair value of our available for sale securities, net of fair value hedges, as a result of decreases in long-term market interest rates during the period. Tangible common equity to tangible assets (non-GAAP) increased 33 basis points to 9.77% in the third quarter of 2024.

Conference Call

South Plains will host a conference call to discuss its third quarter 2024 financial results today, October 23, 2024, at 5:00 p.m., Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-407-9716 (international callers please dial 1-201-493-6779) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call and conference materials will be available on the Company’s website at https://www.spfi.bank/news-events/events.

A replay of the conference call will be available within two hours of the conclusion of the call and can be accessed on the investor section of the Company’s website as well as by dialing 1-844-512-2921 (international callers please dial 1-412-317-6671). The pin to access the telephone replay is 13749147. The replay will be available until November 6, 2024.

About South Plains Financial, Inc.

South Plains is the bank holding company for City Bank, a Texas state-chartered bank headquartered in Lubbock, Texas. City Bank is one of the largest independent banks in West Texas and has additional banking operations in the Dallas, El Paso, Greater Houston, the Permian Basin, and College Station, Texas markets, and the Ruidoso, New Mexico market. South Plains provides a wide range of commercial and consumer financial services to small and medium-sized businesses and individuals in its market areas. Its principal business activities include commercial and retail banking, along with investment, trust and mortgage services. Please visit https://www.spfi.bank for more information.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include Tangible Book Value Per Share, Tangible Common Equity to Tangible Assets, and Pre-Tax, Pre-Provision Income. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures.

We classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies.

A reconciliation of non-GAAP financial measures to GAAP financial measures is provided at the end of this press release.

Available Information

The Company routinely posts important information for investors on its web site (under www.spfi.bank and, more specifically, under the News & Events tab at www.spfi.bank/news-events/press-releases). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.

The information contained on, or that may be accessed through, the Company’s web site is not incorporated by reference into, and is not a part of, this document.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect South Plains’ current views with respect to future events and South Plains’ financial performance. Any statements about South Plains’ expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. South Plains cautions that the forward-looking statements in this press release are based largely on South Plains’ expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond South Plains’ control. Factors that could cause such changes include, but are not limited to, the impact on us and our customers of a decline in general economic conditions and any regulatory responses thereto; potential recession in the United States and our market areas; the impacts related to or resulting from bank failures and any continuation of uncertainty in the banking industry, including the associated impact to the Company and other financial institutions of any regulatory changes or other mitigation efforts taken by government agencies in response thereto; increased competition for deposits in our market areas and related changes in deposit customer behavior; the impact of changes in market interest rates, whether due to the current elevated interest rate environment or future reductions in interest rates and a resulting decline in net interest income; the resurgence of elevated levels of inflation or inflationary pressures, in the United States and our market areas; the uncertain impacts of ongoing quantitative tightening and current and future monetary policies of the Board of Governors of the Federal Reserve System; increases in unemployment rates in the United States and our market areas; declines in commercial real estate values and prices; uncertainty regarding United States fiscal debt, deficit and budget matters; cyber incidents or other failures, disruptions or breaches of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber attacks; severe weather, natural disasters, acts of war or terrorism, geopolitical instability or other external events; the impact of changes in U.S. presidential administrations or Congress; competition and market expansion opportunities; changes in non-interest expenditures or in the anticipated benefits of such expenditures; the risks related to the development, implementation, use and management of emerging technologies, including artificial intelligence and machine learnings; potential increased regulatory requirements and costs related to the transition and physical impacts of climate change; current or future litigation, regulatory examinations or other legal and/or regulatory actions; and changes in applicable laws and regulations. Additional information regarding these risks and uncertainties to which South Plains’ business and future financial performance are subject is contained in South Plains’ most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of such documents, and other documents South Plains files or furnishes with the SEC from time to time, which are available on the SEC’s website, www.sec.gov. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements due to additional risks and uncertainties of which South Plains is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results. Due to these and other possible uncertainties and risks, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized and readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. Any forward-looking statements presented herein are made only as of the date of this press release, and South Plains does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, new information, the occurrence of unanticipated events, or otherwise, except as required by applicable law. All forward-looking statements, express or implied, included in the press release are qualified in their entirety by this cautionary statement.

Contact:	Mikella Newsom, Chief Risk Officer and Secretary
(866) 771-3347
investors@city.bank

Source: South Plains Financial, Inc.

South Plains Financial, Inc.
Consolidated Financial Highlights - (Unaudited)
(Dollars in thousands, except share data)

	As of and for the quarter ended
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Selected Income Statement Data:
Interest income	$61,640	$59,208	$58,727	$57,236	$56,528
Interest expense	24,346	23,320	23,359	22,074	20,839
Net interest income	37,294	35,888	35,368	35,162	35,689
Provision for credit losses	495	1,775	830	600	(700)
Noninterest income	10,635	12,709	11,409	9,146	12,277
Noninterest expense	33,128	32,572	31,930	30,597	31,489
Income tax expense	3,094	3,116	3,143	2,787	3,683
Net income	11,212	11,134	10,874	10,324	13,494
Per Share Data (Common Stock):
Net earnings, basic	$0.68	$0.68	$0.66	$0.63	$0.80
Net earnings, diluted	0.66	0.66	0.64	0.61	0.78
Cash dividends declared and paid	0.14	0.14	0.13	0.13	0.13
Book value	27.04	25.45	24.87	24.80	22.39
Tangible book value (non-GAAP)	25.75	24.15	23.56	23.47	21.07
Weighted average shares outstanding, basic	16,386,079	16,425,360	16,429,919	16,443,908	16,842,594
Weighted average shares outstanding, dilutive	17,056,959	16,932,077	16,938,857	17,008,892	17,354,182
Shares outstanding at end of period	16,386,627	16,424,021	16,431,755	16,417,099	16,600,442
Selected Period End Balance Sheet Data:
Cash and cash equivalents	$471,167	$298,006	$371,939	$330,158	$352,424
Investment securities	606,889	591,031	599,869	622,762	584,969
Total loans held for investment	3,037,375	3,094,273	3,011,799	3,014,153	2,993,563
Allowance for credit losses	42,886	43,173	42,174	42,356	42,075
Total assets	4,337,659	4,220,936	4,218,993	4,204,793	4,186,440
Interest-bearing deposits	2,720,880	2,672,948	2,664,397	2,651,952	2,574,361
Noninterest-bearing deposits	998,480	951,565	974,174	974,201	1,046,253
Total deposits	3,719,360	3,624,513	3,638,571	3,626,153	3,620,614
Borrowings	110,307	110,261	110,214	110,168	122,493
Total stockholders’ equity	443,122	417,985	408,712	407,114	371,716
Summary Performance Ratios:
Return on average assets (annualized)	1.05%	1.07%	1.04%	0.99%	1.27%
Return on average equity (annualized)	10.36%	10.83%	10.72%	10.52%	14.01%
Net interest margin (1)	3.65%	3.63%	3.56%	3.52%	3.52%
Yield on loans	6.68%	6.60%	6.53%	6.29%	6.10%
Cost of interest-bearing deposits	3.36%	3.33%	3.27%	3.14%	2.93%
Efficiency ratio	68.80%	66.72%	67.94%	68.71%	65.34%
Summary Credit Quality Data:
Nonperforming loans	$24,693	$23,452	$3,380	$5,178	$4,783
Nonperforming loans to total loans held for investment	0.81%	0.76%	0.11%	0.17%	0.16%
Other real estate owned	973	755	862	912	242
Nonperforming assets to total assets	0.59%	0.57%	0.10%	0.14%	0.12%
Allowance for credit losses to total loans held for investment	1.41%	1.40%	1.40%	1.41%	1.41%
Net charge-offs to average loans outstanding (annualized)	0.11%	0.10%	0.13%	0.08%	0.05%

	As of and for the quarter ended
	September 30 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Capital Ratios:
Total stockholders’ equity to total assets	10.22%	9.90%	9.69%	9.68%	8.88%
Tangible common equity to tangible assets (non-GAAP)	9.77%	9.44%	9.22%	9.21%	8.40%
Common equity tier 1 to risk-weighted assets	13.25%	12.61%	12.67%	12.41%	12.19%
Tier 1 capital to average assets	11.76%	11.81%	11.51%	11.33%	11.13%
Total capital to risk-weighted assets	17.61%	16.86%	17.00%	16.74%	16.82%

(1)	Net interest margin is calculated as the annual net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	September 30, 2024			September 30, 2023

	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
Assets
Loans	$3,069,900	$51,513	6.68%	$3,005,699	$46,250	6.10%
Debt securities - taxable	524,641	5,300	4.02%	561,068	5,422	3.83%
Debt securities - nontaxable	154,806	1,016	2.61%	159,577	1,054	2.62%
Other interest-bearing assets	336,887	4,032	4.76%	325,201	4,031	4.92%

Total interest-earning assets	4,086,234	61,861	6.02%	4,051,545	56,757	5.56%
Noninterest-earning assets	172,922			177,216

Total assets	$4,259,156			$4,228,761

Liabilities & stockholders’ equity
NOW, Savings, MMDA’s	$2,247,299	18,143	3.21%	$2,223,014	16,061	2.87%
Time deposits	431,307	4,510	4.16%	344,395	2,904	3.35%
Short-term borrowings	3	-	0.00%	3	-	0.00%
Notes payable & other long-term borrowings	-	-	0.00%	-	-	0.00%
Subordinated debt	63,891	835	5.20%	76,077	1,012	5.28%
Junior subordinated deferrable interest debentures	46,393	858	7.36%	46,393	862	7.37%

Total interest-bearing liabilities	2,788,893	24,346	3.47%	2,689,882	20,839	3.07%
Demand deposits	976,048			1,071,175
Other liabilities	63,661			85,713
Stockholders’ equity	430,554			381,991

Total liabilities & stockholders’ equity	$4,259,156			$4,228,761

Net interest income		$37,515			$35,918
Net interest margin (2)			3.65%			3.52%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Nine Months Ended
	September 30, 2024			September 30, 2023

	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
Assets
Loans	$3,055,679	$151,031	6.60%	$2,892,887	$128,724	5.95%
Debt securities - taxable	537,425	16,096	4.00%	574,159	16,027	3.73%
Debt securities - nontaxable	155,489	3,062	2.63%	194,492	3,870	2.66%
Other interest-bearing assets	287,192	10,052	4.68%	212,384	7,010	4.41%

Total interest-earning assets	4,035,785	180,241	5.97%	3,873,922	155,631	5.37%
Noninterest-earning assets	176,230			183,149

Total assets	$4,212,015			$4,057,071

Liabilities & stockholders’ equity
NOW, Savings, MMDA’s	$2,251,569	53,792	3.19%	$2,090,250	38,529	2.46%
Time deposits	399,646	12,153	4.06%	309,250	6,239	2.70%
Short-term borrowings	3	-	0.00%	111	5	6.02%
Notes payable & other long-term borrowings	-	-	0.00%	-	-	0.00%
Subordinated debt	63,845	2,505	5.24%	76,031	3,037	5.34%
Junior subordinated deferrable interest debentures	46,393	2,575	7.41%	46,393	2,402	6.92%

Total interest-bearing liabilities	2,761,456	71,025	3.44%	2,522,035	50,212	2.66%
Demand deposits	964,829			1,085,345
Other liabilities	68,458			74,865
Stockholders’ equity	417,272			374,826

Total liabilities & stockholders’ equity	$4,212,015			$4,057,071

Net interest income		$109,216			$105,419
Net interest margin (2)			3.61%			3.64%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands)

	As of
	September 30, 2024	December 31, 2023

Assets
Cash and due from banks	$60,863	$62,821
Interest-bearing deposits in banks	410,304	267,337
Securities available for sale	606,889	622,762
Loans held for sale	11,389	14,499
Loans held for investment	3,037,375	3,014,153
Less: Allowance for credit losses	(42,886)	(42,356)
Net loans held for investment	2,994,489	2,971,797
Premises and equipment, net	53,323	55,070
Goodwill	19,315	19,315
Intangible assets	1,882	2,429
Mortgage servicing rights	24,573	26,569
Other assets	154,632	162,194
Total assets	$4,337,659	$4,204,793

Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	$998,480	$974,201
Interest-bearing deposits	2,720,880	2,651,952
Total deposits	3,719,360	3,626,153
Subordinated debt	63,914	63,775
Junior subordinated deferrable interest debentures	46,393	46,393
Other liabilities	64,870	61,358
Total liabilities	3,894,537	3,797,679
Stockholders’ Equity
Common stock	16,386	16,417
Additional paid-in capital	97,367	97,107
Retained earnings	371,782	345,264
Accumulated other comprehensive income (loss)	(42,413)	(51,674)
Total stockholders’ equity	443,122	407,114
Total liabilities and stockholders’ equity	$4,337,659	$4,204,793

South Plains Financial, Inc.
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023

Interest income:
Loans, including fees	$51,505	$46,242	$151,008	$128,703
Other	10,135	10,286	28,567	26,094
Total interest income	61,640	56,528	179,575	154,797
Interest expense:
Deposits	22,653	18,965	65,945	44,768
Subordinated debt	835	1,012	2,505	3,037
Junior subordinated deferrable interest debentures	858	862	2,575	2,402
Other	-	-	-	5
Total interest expense	24,346	20,839	71,025	50,212
Net interest income	37,294	35,689	108,550	104,585
Provision for credit losses	495	(700)	3,100	4,010
Net interest income after provision for credit losses	36,799	36,389	105,450	100,575
Noninterest income:
Service charges on deposits	2,023	1,840	5,785	5,286
Income from insurance activities	28	30	92	1,478
Mortgage banking activities	1,890	4,602	9,232	12,146
Bank card services and interchange fees	3,302	3,157	10,415	10,156
Gain on sale of subsidiary	—	290	—	33,778
Other	3,392	2,358	9,229	7,236
Total noninterest income	10,635	12,277	34,753	70,080
Noninterest expense:
Salaries and employee benefits	18,767	18,709	56,954	61,400
Net occupancy expense	4,255	4,111	12,204	12,246
Professional services	1,807	1,560	5,028	4,924
Marketing and development	1,015	853	2,629	2,573
Other	7,284	6,256	20,815	23,206
Total noninterest expense	33,128	31,489	97,630	104,349
Income before income taxes	14,306	17,177	42,573	66,306
Income tax expense	3,094	3,683	9,353	13,885
Net income	$11,212	$13,494	$33,220	$52,421

South Plains Financial, Inc.
Loan Composition
(Unaudited)
(Dollars in thousands)

	As of
	September 30, 2024	December 31, 2023

Loans:
Commercial Real Estate	$1,120,448	$1,081,056
Commercial - Specialized	406,255	372,376
Commercial - General	526,448	517,361
Consumer:
1-4 Family Residential	562,401	534,731
Auto Loans	253,509	305,271
Other Consumer	65,789	74,168
Construction	102,525	129,190
Total loans held for investment	$3,037,375	$3,014,153

South Plains Financial, Inc.
Deposit Composition
(Unaudited)
(Dollars in thousands)

	As of
	September 30, 2024	December 31, 2023

Deposits:
Noninterest-bearing deposits	$998,480	$974,201
NOW & other transaction accounts	496,176	562,066
MMDA & other savings	1,780,337	1,722,170
Time deposits	444,367	367,716
Total deposits	$3,719,360	$3,626,153

South Plains Financial, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands)

	For the quarter ended
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Pre-tax, pre-provision income
Net income	$11,212	$11,134	$10,874	$10,324	$13,494
Income tax expense	3,094	3,116	3,143	2,787	3,683
Provision for credit losses	495	1,775	830	600	(700)

Pre-tax, pre-provision income	$14,801	$16,025	$14,847	$13,711	$16,477

Efficiency Ratio
Noninterest expense	$33,128	$32,572	$31,930	$30,597	$31,489

Net interest income	37,294	35,888	35,368	35,162	35,689
Tax equivalent yield adjustment	221	223	223	225	229
Noninterest income	10,635	12,709	11,409	9,146	12,277
Total income	48,150	48,820	47,000	44,533	48,195

Efficiency ratio	68.80%	66.72%	67.94%	68.71%	65.34%

Noninterest expense	$33,128	$32,572	$31,930	$30,597	$31,489
Less: Subsidiary transaction and related expenses	—	—	—	—	—
Less: net loss on sale of securities	—	—	—	—	—
Adjusted noninterest expense	33,128	32,572	31,930	30,597	31,489

Total income	48,150	48,820	47,000	44,533	48,195
Less: gain on sale of subsidiary	—	—	—	—	(290)
Adjusted total income	48,150	48,820	47,000	44,533	47,905

Adjusted efficiency ratio	68.80%	66.72%	67.94%	68.71%	65.73%

	As of
	September 30, 2024	June 30, 2024	March 31, 2024		December 31, 2023		September 30, 2023
Tangible common equity
Total common stockholders’ equity	$443,122	$417,985	$	$ 408,712	$	$ 407,114	$	$ 371,716
Less: goodwill and other intangibles	(21,197)	(21,379)		(21,562)		(21,744)		(21,936)

Tangible common equity	$421,925	$396,606	$	$ 387,150	$	$ 385,370	$	$ 349,780

Tangible assets
Total assets	$4,337,659	$4,220,936	$	$ 4,218,993	$	$ 4,204,793	$	$ 4,186,440
Less: goodwill and other intangibles	(21,197)	(21,379)		(21,562)		(21,744)		(21,936)

Tangible assets	$4,316,462	$4,199,557	$	$ 4,197,431	$	$ 4,183,049	$	$ 4,164,504

Shares outstanding	16,386,627	16,424,021		16,431,755		16,417,099		16,600,442

Total stockholders’ equity to total assets	10.22%	9.90%		9.69%		9.68%		8.88%
Tangible common equity to tangible assets	9.77%	9.44%		9.22%		9.21%		8.40%
Book value per share	$27.04	$25.45		$24.87		$24.80		$22.39
Tangible book value per share	$25.75	$24.15		$23.56		$23.47		$21.07